Exhibit 99.1

Intel Reports First $11 Billion Revenue Quarter

  Revenue $11.1 billion
  Gross Margin 66 percent
  Operating Income $4.1 billion
  Net Income $3.0 billion
  EPS 52 cents

SANTA CLARA, Calif.--(BUSINESS WIRE)--October 12, 2010--Intel Corporation today reported that third-quarter revenue exceeded $11 billion for the first time, up 18 percent year-over-year to $11.1 billion. The company reported operating income of $4.1 billion, net income of $3.0 billion and EPS of 52 cents.

“Intel’s third-quarter results set all-time records for revenue and operating income,” said Paul Otellini, Intel president and CEO. “These results were driven by solid demand from corporate customers, sales of our leadership products and continued growth in emerging markets. Looking forward, we continue to see healthy worldwide demand for computing products of all types and are particularly excited about our next-generation processor, codenamed Sandy Bridge, and the many new designs around our Intel® Atom™ processors in everything from the new Google TV* products to a wide array of tablets based on Windows*, Android* and MeeGo* operating systems.”

Q3 2010 Highlights

  PC Client Group revenue was up 3 percent sequentially, with record mobile microprocessor revenue.
  Data Center Group revenue was up 3 percent sequentially, with record server microprocessor revenue.
  Intel Atom microprocessor and chipset revenue of $396 million, down 4 percent sequentially.
  The average selling price (ASP) for microprocessors was approximately flat sequentially and up significantly year-over-year.
  Gross margin was 66 percent, consistent with the company’s revised expectation of 65 to 67 percent.
  R&D plus MG&A spending was $3.2 billion, consistent with the company’s expectation.
  The net gain from equity investments and interest and other was $115 million, lower than the company’s revised expectation of $175 million.
  The effective tax rate was 30.5 percent, slightly below the company’s expectation of approximately 32 percent.

Business Outlook

The Outlook for the fourth quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after Oct. 12.

Q4 2010

  Revenue: $11.4 billion, plus or minus $400 million.
  Gross margin: 67 percent, plus or minus a couple percentage points.
  R&D plus MG&A spending: Approximately $3.2 billion.
  Impact of equity investments and interest and other: Approximately $20 million gain.
  Depreciation: Approximately $1.1 billion.
  Tax rate: Approximately 31 percent.
  Full-year capital spending: $5.2 billion, plus or minus $200 million.

Status of Business Outlook

During the quarter, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, the media and others. From the close of business on Nov. 24 until publication of the company’s fourth-quarter earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s news releases and filings with the SEC should be considered as historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

Risk Factors

The above statements and any others in this document that refer to plans and expectations for the fourth quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

  Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.
  Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; defects or disruptions in the supply of materials or resources; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.
  The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; start-up costs; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; the timing and execution of the manufacturing ramp and associated costs; and capacity utilization.
  Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.
  The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.
  Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.
  The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.
  Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.
  Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
  Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the quarter ended June 26, 2010.

Earnings Webcast

Intel will hold a public webcast at 2:30 p.m. PDT today on its Investor Relations website at www.intc.com. A webcast replay and MP3 download will also be made available on the site.

Intel plans to report its earnings for the fourth quarter of 2010 on Thursday, Jan. 13, 2011. Immediately following the earnings report, the company plans to publish a commentary by Stacy J. Smith, vice president and chief financial officer, at www.intc.com/results.cfm. A public webcast of Intel’s earnings conference call will follow at 2:30 p.m. PST at www.intc.com.

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel, the Intel logo, and Intel Atom are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

INTEL CORPORATION
CONSOLIDATED SUMMARY STATEMENT OF OPERATIONS DATA
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	Sept. 25,	Sept. 26,	Sept. 25,	Sept. 26,
	2010	2009	2010	2009
NET REVENUE	$11,102	$9,389	$32,166	$24,558
Cost of sales	3,781	3,985	11,081	11,837
GROSS MARGIN	7,321	5,404	21,085	12,721

Research and development	1,675	1,430	4,905	4,050
Marketing, general and administrative	1,506	1,320	4,604	5,213
R&D AND MG&A	3,181	2,750	9,509	9,263
Restructuring and asset impairment charges	-	63	-	228
Amortization of acquisition-related intangibles	4	12	11	16
OPERATING EXPENSES	3,185	2,825	9,520	9,507
OPERATING INCOME	4,136	2,579	11,565	3,214
Gains (losses) on equity investments, net	77	(79)	239	(261)
Interest and other, net	38	32	78	158
INCOME BEFORE TAXES	4,251	2,532	11,882	3,111
Provision for taxes	1,296	676	3,598	1,024
NET INCOME	$2,955	$1,856	$8,284	$2,087

BASIC EARNINGS PER COMMON SHARE	$0.53	$0.34	$1.49	$0.37
DILUTED EARNINGS PER COMMON SHARE	$0.52	$0.33	$1.45	$0.37

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	5,575	5,537	5,556	5,568
DILUTED	5,694	5,616	5,695	5,643

INTEL CORPORATION
CONSOLIDATED SUMMARY BALANCE SHEET DATA
(In millions)

	Sept. 25,	June 26,	Dec. 26,
	2010	2010	2009
CURRENT ASSETS
Cash and cash equivalents	$5,517	$5,514	$3,987
Short-term investments	9,470	6,715	5,285
Trading assets	5,763	6,074	4,648
Accounts receivable, net	2,911	2,430	2,273
Inventories:
Raw materials	380	407	437
Work in process	1,634	1,637	1,469
Finished goods	1,409	1,301	1,029
	3,423	3,345	2,935
Deferred tax assets	1,233	1,206	1,216
Other current assets	1,182	1,180	813
TOTAL CURRENT ASSETS	29,499	26,464	21,157

Property, plant and equipment, net	17,189	16,946	17,225
Marketable equity securities	1,054	916	773
Other long-term investments	3,482	3,947	4,179
Goodwill	4,481	4,481	4,421
Other long-term assets	4,883	4,937	5,340
TOTAL ASSETS	$60,588	$57,691	$53,095

CURRENT LIABILITIES
Short-term debt	$259	$215	$172
Accounts payable	1,903	2,126	1,883
Accrued compensation and benefits	2,270	1,962	2,448
Accrued advertising	1,017	958	773
Deferred income on shipments to distributors	626	582	593
Income taxes payable	-	-	86
Other accrued liabilities	2,762	2,094	1,636
TOTAL CURRENT LIABILITIES	8,837	7,937	7,591

Long-term income taxes payable	174	174	193
Long-term debt	2,073	2,058	2,049
Long-term deferred tax liabilities	681	586	555
Other long-term liabilities	1,127	1,095	1,003
Stockholders' equity:
Preferred stock	-	-	-
Common stock and capital in excess of par value	16,096	15,741	14,993
Accumulated other comprehensive income (loss)	531	231	393
Retained earnings	31,069	29,869	26,318
TOTAL STOCKHOLDERS' EQUITY	47,696	45,841	41,704
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$60,588	$57,691	$53,095

INTEL CORPORATION
SUPPLEMENTAL FINANCIAL AND OTHER INFORMATION
(In millions)

	Q3 2010	Q2 2010	Q3 2009
GEOGRAPHIC REVENUE:
Asia-Pacific	$6,404	6,166	$5,322
	58%	57%	57%
Americas	$2,240	2,173	$1,822
	20%	20%	19%
Europe	$1,326	1,294	$1,328
	12%	12%	14%
Japan	$1,132	1,132	$917
	10%	11%	10%

CASH INVESTMENTS:
Cash and short-term investments	$14,987	$12,229	$9,259
Trading assets - marketable debt securities (1)	5,341	5,543	3,671
Total cash investments	$20,328	$17,772	$12,930

TRADING ASSETS:
Trading assets - equity securities (2)	$422	$531	-
Total trading assets - sum of 1+2	$5,763	$6,074	$3,671

SELECTED CASH FLOW INFORMATION:
Depreciation	$1,086	$1,086	$1,153
Share-based compensation	$224	$232	$218
Amortization of intangibles	$56	$63	$82
Capital spending	($1,362)	($1,048)	($944)
Investments in non-marketable equity instruments	($73)	($100)	($41)
Stock repurchase program	-	-	($1,671)
Proceeds from sales of shares to employees, tax benefit & other	$150	$218	$125
Dividends paid	($877)	($877)	($771)
Net cash received/(used) for divestitures/acquisitions	-	($33)	($853)

EARNINGS PER COMMON SHARE INFORMATION:
Weighted average common shares outstanding - basic	5,575	5,563	5,537
Dilutive effect of employee equity incentive plans	67	96	28
Dilutive effect of convertible debt	52	52	51
Weighted average common shares outstanding - diluted	5,694	5,711	5,616

STOCK BUYBACK:
Shares repurchased	-	-	88
Cumulative shares repurchased (in billions)	3.4	3.4	3.4
Remaining dollars authorized for buyback (in billions)	$5.7	$5.7	$5.7

OTHER INFORMATION:
Employees (in thousands)	81.7	80.4	80.8

INTEL CORPORATION
SUPPLEMENTAL OPERATING GROUP RESULTS
($ in millions)

	Three Months Ended		Nine Months Ended
	Q3 2010	Q3 2009	Q3 2010	Q3 2009
Net Revenue
PC Client Group
Microprocessor revenue	$ 6,305	$ 5,217	$ 18,373	$ 14,033
Chipset, motherboard and other revenue	1,750	1,840	5,195	4,384
	8,055	7,057	23,568	18,417
Data Center Group
Microprocessor revenue	1,847	1,378	5,196	3,598
Chipset, motherboard and other revenue	339	298	975	826
	2,186	1,676	6,171	4,424

Other Intel architecture group	495	338	1,287	992
Intel architecture group revenue	10,736	9,071	31,026	23,833

Other operating groups	354	282	1,109	603
Corporate	12	36	31	122
TOTAL NET REVENUE	$ 11,102	$ 9,389	$ 32,166	$ 24,558

Operating income (loss)
PC Client Group	$ 3,437	$ 2,247	$ 10,008	$ 4,245
Data Center Group	1,070	627	2,969	1,327
Other Intel architecture group	-	(55)	(47)	(191)
Intel architecture group operating income	4,507	2,819	12,930	5,381

Other operating groups	(42)	(74)	(84)	(262)
Corporate	(329)	(166)	(1,281)	(1,905)
TOTAL OPERATING INCOME	$ 4,136	$ 2,579	$ 11,565	$ 3,214